For Immediate Release

Supertel Hospitality, Inc.	Contact:
309 N 5th St.	Ms. Krista Arkfeld
Norfolk, NE 68701	Director of Corporate Communications
402.371.2520	karkfeld@supertelinc.com
www.supertelinc.com

Supertel Hospitality, Inc. NASDAQ Notice Pursuant to Common Stock

NORFOLK, Neb., September 21, 2011 – Supertel Hospitality, Inc. (NASDAQ: SPPR), a real estate investment trust (REIT) which owns 101 hotels in 23 states, today announced that it received a notification letter from The Nasdaq Stock Market stating that for the previous 30 consecutive business days, the bid price of the Company’s common stock closed below the minimum $1.00 per share requirement for continued inclusion on The Nasdaq Global Market pursuant to Nasdaq Marketplace Rule 5450(a)(1) (the “Minimum Bid Price Rule”). The Nasdaq letter has no immediate effect on the listing of the Company’s common stock.

In accordance with Marketplace Rule 5810(c)(3)(A), Supertel will be provided with a grace period of 180 calendar days, or until March 19, 2012, to regain compliance with the Minimum Bid Price Rule. If at any time before March 19, 2012, the bid price of Supertel’s stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, Nasdaq will notify the Company that it has achieved compliance with the Minimum Bid Price Rule. If the Company does not regain compliance with the Minimum Bid Price Rule by March 19, 2012, Nasdaq will notify the Company that its common stock will be delisted from The Nasdaq Global Market. In the event the Company receives notice that its common stock is being delisted from The Nasdaq Global Market, Nasdaq rules permit the Company to appeal any delisting determination by the Nasdaq staff to a Nasdaq Hearings Panel. Alternatively, Nasdaq may permit the Company to transfer its common stock to The Nasdaq Capital Market if it satisfies the requirements for initial inclusion set forth in Marketplace Rule 5505, except for the bid price requirement.  If its application for transfer is approved, the Company would have an additional 180 calendar days to comply with the Minimum Bid Price Rule in order to remain on The Nasdaq Capital Market.

About Supertel Hospitality, Inc.

As of September 21, 2011, Supertel Hospitality, Inc. (NASDAQ: SPPR) owns 101 hotels comprised of 8,856 rooms in 23 states. The company’s hotel portfolio includes Baymont Inn, Comfort Inn/Comfort Suites, Days Inn, Guest House Inn, Hampton Inn, Holiday Inn Express, Key West Inns, Masters Inn, Quality Inn, Ramada Limited, Savannah Suites, Sleep Inn, Super 8 and Supertel Inn.  This diversity enables the company to participate in the best practices of each of these respected hospitality partners.  The company specializes in limited service hotels, which do not normally offer food and beverage service. For more information or to make a hotel reservation, visit www.supertelinc.com.

Certain matters within this press release are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statement. These risks are discussed in the Company’s filings with the Securities and Exchange Commission.